Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

SmartStop Self Storage REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value	457(o)	N/A	N/A	$100,000,000	0.0000927	$9,270
	Total Offering Amount					$100,000,000		$9,270
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$9,270

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of our common stock subject to the underwriters’ option to purchase additional shares.